EXHIBIT 1



                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement on Form S-3 of Argent Securities Inc., Asset-Backed Pass-Through Certificates, Series 2003-W10 of our report dated February 6, 2003 relating to the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 2002 and 2001 and for each of the three years in the period ended December 21, 2002 which appears as an exhibit in Financial Security Assurance Holding Ltd.'s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to our Firm under the caption "Experts" in such Prospectus Supplement.

PricewaterhouseCoopers LLP

/s/ Pricewaterhousecoopers LLP
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PricewaterhouseCoopers LLP
New York, New York
February 4, 2004